Lumentum Announces Preliminary Financial Results and Reporting Date for Fiscal Third Quarter 2023, and Increased Share Repurchase Program

SAN JOSE, Calif., April 5, 2023 /BUSINESS WIRE/ -- Lumentum Holdings Inc. ("Lumentum") today announced selected unaudited preliminary financial results for its fiscal third quarter ended April 1, 2023. All information in this press release is approximate due to the preliminary nature of the announcement and is subject to normal quarter-end accounting review.

“Late in our fiscal 2023 third quarter, a network equipment manufacturer who represented more than 10 percent of our fiscal second quarter revenue informed us that due to their inventory management, they would not take the shipments we had originally projected for the quarter,” said Alan Lowe, Lumentum President and CEO. “This shortfall is the primary reason that our fiscal 2023 third quarter revenue will be below the low end of our prior guidance range. Looking ahead, we expect a similar level of shipments to this customer in our fiscal Q4, as we saw in Q3. Nevertheless, our customer relationship remains strong, and we continue to work together closely to help them achieve success.”

Mr. Lowe continued, “We have confidence in our long-term strategy and operating model, and today we are announcing an increase in our share repurchase program.”

For the fiscal third quarter 2023, revenue is now expected to be in the range of $380 to $384 million, compared to the company’s previous expectation of $430 to $460 million.

Lumentum’s board of directors recently approved an increase in our share repurchase program authorization to an aggregate amount of $1.2 billion and extended its duration through May 2025. Lumentum’s previously announced authorization was $1 billion through May 2024. As of April 1, 2023, Lumentum had used $615.5 million to repurchase 7.4 million shares. Lumentum expects to fund the repurchases under the extended share repurchase program out of its existing cash balance.

These preliminary results for the fiscal third quarter of 2023 are preliminary based on information available to management as of the date of this release, and are subject to further change upon completion of standard quarter-end closing procedures. These results do not present all necessary information for an understanding of Lumentum’s financial condition as of the date of this release, or its results of operations for the third quarter of 2023. As Lumentum completes its quarter-end financial close process and finalizes its financial statements for the quarter, it will be required to make judgments in a number of areas. It is possible that Lumentum may identify items that require it to adjust the preliminary financial information set forth above and those adjustments could be material. Lumentum does not intend to update any financial information prior to release of its final third quarter financial statement information.

Lumentum Q3 Earnings and Conference Call Information

The company will release its fiscal third quarter 2023 financial results on Tuesday, May 9, 2023, before the market opens. Lumentum will hold a conference call the same day at 5:30 a.m. PT/8:30 a.m. ET. A live webcast of the call and the replay will be available in the Investors section of the Lumentum website at http://investor.lumentum.com.

To participate via telephone:
Dial-In: (833) 470-1428 or (404) 975-4839
Access Code: 439858

The Company recommends participants dial in at least 10 minutes before the scheduled start to minimize potential delays in joining the call. Lumentum also encourages those who plan to dial into the conference call to pre-register: pre-registration link. Callers who pre-register will be given a unique dial-in number and PIN via email to gain immediate access to the call.

To listen to a replay via telephone:
Dial-In: (866) 813-9403 or (929) 458-6194
Access Code: 850715
Start Date: May 9, 2023, 8:30 a.m. PT
End Date: May 16, 2023, 9 p.m. PT

The earnings press release will be posted at http://investor.lumentum.com under the "Financial News Releases" section. Additional materials supporting the conference call and earnings release will be posted under the "Events and Presentations" section.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com and follow Lumentum on LinkedIn, Twitter, Facebook, Instagram, and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding our expectations regarding our customer shipments and its impact on our revenue in the third and fourth quarter of fiscal 2023 and our projected revenue for the third quarter of fiscal 2023, statements regarding our repurchase program and statements regarding our long-term operating model and strategy. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Among the factors that could cause actual results to differ from those contemplated are: (a) uncertainty and volatility in the global markets, including uncertainty and volatility in the macroeconomic environment, volatility and uncertainty in banking and financial services sectors, inflationary pressures, changes in the political or economic environment, such as geopolitical conflicts, war, trade and export restrictions and the imposition of tariffs or other duties, and the effect of such market disruptions on demand for our products and our ability to obtain components for our products; (b) quarter-over-quarter product mix fluctuations, which can materially impact profitability measures due to the broad gross margin ranges across our portfolio; (c) decline of average selling prices across our businesses or increase in costs, including due to supply chain issues or rising prices, either of which will also decrease our margins; (d) effects of seasonality; (e) the ability of our suppliers and contract manufacturers to meet production, quality, and delivery requirements for our forecasted demand and the effect of ongoing supply chain constraints, particularly in semiconductors; (f) changes in customer demand; (g) our ability to attract and retain new customers, particularly in the imaging and sensing market; and (h) the risk that Lumentum’s financing, investment or operating strategies will not be successful. For more information on these risks, please refer to the "Risk Factors" section included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 filed with the Securities and Exchange Commission. In addition, the results contained in this presentation are valid only as of today’s date except where otherwise noted. The forward-looking statements contained in this presentation are made as of the date hereof and the Company assumes no obligation to update such statements, except as required by applicable law.

Category: Financial

Contacts
Investors:	Kathy Ta, 408-750-3853; investor.relations@lumentum.com
Media:	Christina Itzkowitz, 781-929-0565; media@lumentum.com